QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.4

        MIDWEST GENERATION, LLC
MIDWEST FINANCE CORP.

OFFER FOR ALL OUTSTANDING
$1,000,000,000 AGGREGATE PRINCIPAL AMOUNT OF 8.75%
SECOND PRIORITY SENIOR SECURED NOTES DUE 2034 (CUSIPS 59833B AA 2,
U60027 AA 4 AND US59833B AC 8)
IN EXCHANGE FOR
$1,000,000,000 AGGREGATE PRINCIPAL AMOUNT OF
8.75% SECOND PRIORITY SENIOR SECURED NOTES DUE 2034
WHICH HAVE BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933, AS AMENDED,
PURSUANT TO THE PROSPECTUS, DATED            , 2004

To:
Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees

        Midwest Generation, LLC and Midwest Finance Corp. (the "Co-Issuers") are offering, upon and subject to the terms and conditions set forth in the Prospectus, dated            , 2004 (the "Prospectus"), and the enclosed letter of transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") its 8.75% Second Priority Senior Secured Notes due 2034, which have been registered under the Securities Act of 1933, as amended, for its outstanding 8.75% Second Priority Senior Secured Notes due 2034 (the "Old Notes"). The Exchange Offer is being made in order to satisfy certain obligations of the Co-Issuers contained in the Registration Rights Agreement, dated April 27, 2004, among the Co-Issuers and Credit Suisse First Boston LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc., as representatives of the several initial purchasers.

        We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

          1.     Prospectus dated            , 2004;

          2.     The Letter of Transmittal for your use and for the information of your clients;

          3.     A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

          4.     A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

          5.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          6.     Return envelopes addressed to The Bank of New York, the Exchange Agent for the Exchange Offer.

        YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON            , 2004, UNLESS EXTENDED BY MIDWEST GENERATION, LLC (THE "EXPIRATION DATE"). OLD NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

        To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and certificates representing the Old Notes, or a timely Book-Entry confirmation of such Old Notes into the Exchange Agent's account at the Depository Trust Company, should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

        If a registered holder of Old Notes desires to tender Old Notes, but such Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under the caption "The Exchange Offer—Guaranteed Delivery Procedures."

        The Co-Issuers will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Co-Issuers will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

        Any inquiries you may have with respect to Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,
Midwest Generation, LLC Midwest Finance Corp.

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE CO-ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures

QuickLinks

  Exhibit 99.4